Exhibit 2.1

RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT, dated as of March 14, 2025 is made by and among ENTERO THERAPEUTICS, INC. (formerly First Wave Biopharma, Inc.), a Delaware corporation (the “Company”), ImmunogenX, LLC, a Delaware limited liability company and currently a wholly owned subsidiary of the Company (“Immuno LLC”) and each of the individuals or entities (each a “Shareholder” and collectively, the “Shareholders”) who are the former shareholders of ImmunogenX, Inc. (“Immuno Corp.”). The Company, Immuno LLC and the Shareholders are referred to herein collectively as the “Parties.”

WHEREAS, on March 13, 2024, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Immuno Corp., IMMUNO Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“First Merger Sub”) and IMMUNO Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”) pursuant to which First Merger Sub merged with and into Immuno Corp., pursuant to which Immuno Corp. was the surviving corporation (the “First Merger”) and immediately following the First Merger, Immuno Corp. merged with and into Second Merger Sub, pursuant to which Second Merger Sub became Immuno LLC, the surviving entity and a wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Merger”);

WHEREAS, under the terms of the Merger Agreement, upon the consummation of the Merger on March 13, 2024, (i) in exchange for the outstanding shares of capital stock of Immuno Corp. immediately prior to the effective time of the First Merger, the Company issued to the Shareholders an aggregate of (A) 36,830 shares (the “Common Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (B) 11,777.418 shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series G Preferred Stock”), and (ii) the Company assumed (x) all Immuno Corp. stock options immediately outstanding prior to the First Merger, each becoming an option to purchase Common Stock subject to adjustment pursuant to the terms of the Merger Agreement (the “Assumed Options”) and (y) all Immuno Corp. warrants immediately outstanding prior to the First Merger, each becoming a warrant to purchase Common Stock subject to adjustment pursuant to the terms of the Merger Agreement (the “Assumed Warrants”);

WHEREAS, the Parties have amicably determined that it is in their collective best interest to: (i) rescind the issuances of the Shares in such amounts and as set forth on Schedule A, Columns B and C annexed hereto (ii) convey to the Shareholders all of the issued and outstanding membership interests (the “Membership Interests”) of Immuno LLC; (iii) cancel the Assumed Options and Assumed Warrants; and (iv) provide for such additional agreements as are set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.             Cancellation of Shares, Assumed Options and Assumed Warrants.

a.                   Each Shareholder agrees to cancel, waive, relinquish and disclaim in all respects any and all claims and/or rights to record or beneficial ownership in and to the Shares set forth on Schedule A, Columns B and C next to each such undersigned Shareholder’s name.

b.                  Each Shareholder agrees agree to cancel, waive, relinquish and disclaim in all respects any and all claims and/or rights to record or beneficial ownership in and to the Assumed Options and Assumed Warrants set forth on Schedule A, Columns D and E next to each such undersigned Shareholder’s name, including any Common Stock into which such Assumed Options and Assumed Warrants are not or ever have been converted or are convertible.

2.             Transfer of Membership Interests of Immuno LLC. The Company agrees to cancel, waive, relinquish and disclaim in all respects any and all claims and/or rights to record or beneficial ownership in and to the Membership Interests of Immuno LLC.

3.             Closing.

a.                   Subject to the terms and conditions of this Agreement, the cancellation of the Shares, Assumed Options and Assumed Warrants and the transfer of the Membership Interests shall take place at a closing (the “Closing”) to be held at 10 a.m., Eastern Standard Time, no later than one business day after the last of the conditions to Closing set forth in Section 9 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

b.                  On or prior to the Closing, all of the Shares and Assumed Warrants shall be delivered to the Company at the address indicated below for notices, together with executed medallion waiver forms for the Shares promptly following execution of this Agreement. Notwithstanding the obligation to deliver such Shares and Assumed Warrants for Cancellation, the Secretary of Company shall record such cancellations and shall have the full power and authority to direct the transfer agent for the Company to cancel such Shares and Assumed Warrants on the books and records of the Company as attorney-in-fact for the holders of such Shares and Assumed Warrants cancelled hereby or as transferred hereby. On or prior to the Closing, all of the Assumed Options shall be delivered to the Company at the address indicated below for notices. Notwithstanding the obligation to deliver such Assumed Options for Cancellation, the Secretary of Company shall record such cancellations and shall have the full power and authority to direct the transfer agent for the Company to cancel such Assumed Options on the books and records of the Company as attorney-in-fact for the holders of such Assumed Options cancelled hereby or as transferred hereby

c.                   At the Closing, all of the Company’s right, title and interest in, under and to the Membership Interests shall be delivered to the Shareholders as set forth on Schedule A, Column F, in consideration for the cancellations provided for in Section 1, above. Notwithstanding the obligation to deliver such Membership Interests to the Shareholders, the Secretary of Immuno LLC shall record such transfers and shall have the full power and authority to direct the transfer agent for Immuno LLC to transfer such Membership Interests on the books and records of Immuno LLC as attorney-in-fact for the holders of such Membership Interests.

4.             Cooperation. After the Closing, each of the Shareholders and Immuno LLC shall continue to provide such information to the Company as may be necessary for the Company to comply with its continuing reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as otherwise reasonably requested. After the Closing, each of the Shareholders and Immuno LLC shall provide access to its books and records on reasonable advance notice from the Company’s officers, auditors and attorneys upon request. After the Closing, each of the Shareholders and Immuno LLC shall comply with all legal, tax, regulatory and audit requests from the Company in a timely manner at the sole expense of such Party. The Company will provide such information to Immuno LLC as may be necessary for Immuno LLC to prepare its balance sheets and statements of operations in accordance with generally accepted accounting principles, or as otherwise reasonably requested.

5.             Shareholders’ Representation and Warranties.

a.                   Each Shareholder represents and warrants that it has not assigned, transferred, sold, or pledged any Shares, Assumed Options, Assumed Warrants, Common Stock issuable upon exercise of the Assumed Options or Warrants, or any claim or claims that he has, has had, or may have, against the Company or Immuno LLC and each of the Shareholders understands and acknowledges that the Company is relying on the aforesaid warranty and representation.

b.                  The Company represents and warrants that it has not assigned, transferred, sold, or pledged, any Membership Interests or any claim or claims that he has, has had, or may have, against any Shareholder and the Company understands and acknowledges that each Shareholder is relying on the aforesaid warranty and representation.

c.                   Each of the Parties has full power and authority to enter into this Agreement, including the grant of the release contained herein and to perform their obligations hereunder.

d.                  The execution of this Agreement by the individual whose signature is set out at the end of this Agreement on behalf of such Party, and except as otherwise provided herein, the delivery of this Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such Party.

e.                   This Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

6.	Company Representations and Warranties.

a.	Organization, Power, Authority and Good Standing.

Each of the Company and Immuno LLC is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority, and all necessary government approvals, to own, lease and operate its assets and properties and to carry on its business as currently conducted.

The Shareholder Representative (as defined in Section 12(a)) has been furnished with true, correct and complete copies of the Certificate of Incorporation of the Company and the operating agreement of Immuno LLC, each as amended to date (the “Organizational Documents”). The Organizational Documents so provided are in full force and effect. Neither the Company nor Immuno LLC is in violation in any respect of any of the provisions of any of its Organizational Documents.

b.	Authorization, Execution and Enforceability.

The Company has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby, except the approval of the Company’s shareholders. The execution and delivery by the Company of this Agreement and the performance by the Company of its respective obligations hereunder have been duly and validly authorized by all requisite action on the part of the Company, except the approval of the Company’s shareholders, necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming the due and valid execution and delivery thereof by the other parties hereto, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, does or will (i) violate any law applicable to the Company or Immuno LLC or result in the creation of an encumbrance upon any of the assets or properties of Immuno LLC, or (ii) conflict with, or result in any violation or breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of contingent payment, termination or acceleration or result in the creation of any encumbrance upon any of the material properties or assets of Immuno LLC under any provision its Organizational Document, or, except as waived, any contract to which either the Company or Immuno LLC is a party or by which either the Company or Immuno LLC or any of the material assets or properties of either may be bound.

c.	Consents.

Except as specifically contemplated by this Agreement, no consent, approval, notification or authorization of, or any exemption from or registration, declaration or filing with, any governmental entity or any third person is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.

d.	Absence of Liabilities. Except as indicated in Schedule 6(d), Immuno LLC does not have any liabilities, obligations or commitments as of the date hereof.

7.             Releases.

a.                   Each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, the “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Agreement arising out of or relating to the Agreement, except for any Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Agreement.

b.                  Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 7, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such Party’s decision to enter into it and grant the release contained in this Section 6. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 7, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

c.                   Each of the Parties agree that they will not publicly or privately disparage or criticize the Company, Immuno LLC, the Shareholders, or any of their partners, shareholders, members, directors, officers, agents, attorneys or employees.

8.             Assumption of Liabilities.

The Company shall have no obligation and is hereby released from any and all obligations with respect to the assets or business of Immuno LLC incurred after the Closing Date or prior to the Closing Date, except as provided in this Section 8, unless approved in writing by the Company. Neither Immuno LLC nor any of the Shareholders shall have any right to any of the cash, claims, assets or business of the Company not constituting the business of Immuno LLC as of the date hereof. Neither Immuno LLC nor any of the Shareholders shall have any obligation and each is hereby released from any and all obligations with respect to the assets or business of the Company after the Closing.

For the avoidance of doubt, the Parties agree that the Company shall have no further duties, liabilities or obligations under that certain Credit Agreement by and between Immuno Corp. and Mattress Liquidators, Inc. (the “Lender”), dated as of October 3, 2022 (as amended to date, the “Credit Agreement”), the Second Amended and Restated Revolving Loan Promissory Note issued by Immuno Corp. to the Lender on March 13, 2024 (the “Note”), the Security Agreement by and between Immuno Corp. and the Lender dated March 13, 2024 (the “Security Agreement” and, together with the Credit Agreement and the Note, the “Mattress Loan Documents”).

For the further avoidance of doubt, the Parties agree that the Company shall have no further duties, liabilities or obligations under those certain promissory notes issued by Immuno Corp. to each of Mr. Syage and Peter Felker, each dated March 13, 2024 (the “Shareholder Notes”) and the patent and trademark security agreement related thereto (together with the Shareholder Notes, the “Shareholder Loan Documents”).

For the further avoidance of doubt, the Parties agree that the Company shall have no further duties, liabilities or obligations under the Economic Injury Disaster Loan (“EIDL”) from the U.S. Small Business Administration in the principal amount of $500,000.

After the Closing, all accounts payable set forth in Column E on Schedule 6(d) shall be retained by the Company and shall appear as liabilities on the Company’s balance sheets. After the Closing, all accounts payable set forth in Column F on Schedule 6(d) shall be retained by Immuno LLC and shall appear as liabilities on Immuno LLC’s balance sheet (or as liabilities on the balance sheets of NewCo (defined below), as applicable). The Company shall negotiate the repayment of the accounts payable in Column E on Schedule 6(d) in accordance with its fiduciary duties, with sole discretion over timing and payment amounts. Notwithstanding the foregoing, however, the Company shall remain cognizant of the relationship between the creditors and NewCo.

9.             Conditions to Closing.

a.                   The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the party entitled to waive that condition to the extent permitted by applicable law):

•	The Company shall have obtained shareholder approval for the transfer of the Membership Interests to the Shareholders.

•	No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated herein shall have been issued by any court of competent jurisdiction or other governmental authority of competent jurisdiction and remain in effect and there shall not be any law which has the effect of making the consummation of the contemplated transactions illegal.

•	Each Party executes and delivers such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby including but not limited to a bill of sale or assignment and assumption agreement.

b.                  The obligations the Company and Immuno LLC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the party entitled to waive that condition to the extent permitted by applicable law):

•	The Shareholders shall have delivered a mutually satisfactory voting agreement agreeing to, including other things, vote the Shares held by them in favor of the transactions contemplated by this Agreement.

•	The Company shall have received a resignation letter from Jack Syage, substantially in the form of Exhibit A hereto, resigning from all positions with the Company.

•	The Company shall have received the consent of the Lender to consummate the transactions contemplated by this Agreement and agreement that all debts owed under the Mattress Loan Documents shall remain with Immuno LLC following the Closing and not be debts of the Company.

•	The Company shall have received the consent of each of Mr. Syage and Mr. Felker to consummate the transactions contemplated by this Agreement and their agreements that all debts owed under the Shareholder Loan Documents shall remain with Immuno LLC following the Closing and not be debts of the Company.

•	The Company shall have obtained approval of its shareholders as set forth in Section 9(a), and the consents, authorizations or approvals from the parties as set forth on Exhibit B to consummate the transactions contemplated by this Agreement.

•	The Shareholders shall have delivered duly executed medallion waiver forms to the Company.

•	The representations and warranties of each of the Shareholders contained in Section 5 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date.

c.                   The obligations the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the party entitled to waive that condition to the extent permitted by applicable law):

•	The Company shall have delivered the Membership Interests to the Shareholders.

•	The representations and warranties of the Company contained in Section 6 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date.

10.           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company or the Shareholder Representative if the transactions contemplated hereby shall not have been consummated by June 30, 2025, unless the Company and Shareholder Representative shall have consented to a subsequent date.

11.           Effect of Termination. If this Agreement is terminated pursuant to Section 10, all rights and obligations of the parties shall terminate and no party shall have any liability to any other party, except for the obligations of the Company under this Section 8 and Section 14 hereof and those of the Shareholders under Section 12 of this Agreement. Except to the extent that legal fees may become a valid reimbursable item under Section 14, each party shall be responsible for its own legal fees.

12.           Appointment of Shareholder Representative.

a.         Each of the Shareholders shall be deemed to have constituted and appointed Jack A, Syage and his their successors or replacements, as determined by the Shareholders representing the holders of a majority of the shares subject to this Agreement (the “Majority Holders”), as the agent and attorney-in-fact (the “Shareholder Representative”) of the Shareholders to act as the Shareholder Representative under this Agreement in accordance with the terms of this Section 12. In the event of the resignation, removal, death or incapacity of the Shareholder Representative, a successor shall thereafter be appointed by the vote or written consent of the Majority Holders. Any Shareholder Representative may be removed by action of the Majority Holders at any time and for any reason, and such removal shall become effective as to any such member when a copy of such instrument shall have been delivered to the Company. The Company shall be entitled to rely, without any investigation or inquiry, upon any action or inaction by, as having been taken or not taken upon the authority of the Shareholder Representative.

b.        Authority. The Shareholder Representative shall be deemed to have been duly authorized by the Shareholders or on behalf of such Shareholders (other than entering into any settlement which includes an admission of wrongdoing, guilt or the like by, or stipulates to any injunctive or equitable relief with respect to, any such Shareholder), to:

•	take all actions required by, and exercise all rights granted to, the Shareholder Representative in this Agreement;

•	receive all notices or other documents given or to be given to the Shareholders by the Company pursuant to this Agreement;

•	receive and accept service of legal process in connection with any claim or other proceeding against the Shareholders arising under this Agreement;

•	undertake, compromise, defend and settle any such suit or proceeding on behalf of the Shareholders as a group arising under this Agreement;

•	execute and deliver all agreements, certificates and documents required or deemed appropriate by the Shareholder Representative in connection with any of the transactions contemplated by this Agreement;

•	engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement; and

•	take such other action as such Shareholder Representative Committee may deem appropriate, including, without limitation, all such matters as the Shareholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement.

c.         No Liability. The Shareholder Representative will not be liable to any Shareholder or to the Company, for any act which such member may take or omit hereunder, or for any mistake of fact or law, or for any error of judgment, while acting in good faith. Each Shareholder hereby agrees, severally and not jointly, in proportion to such Shareholder’s share of the total number of shares subject to this Agreement outstanding as of immediately prior to the Closing, to defend, indemnify and hold harmless the Shareholder Representative from and against any losses suffered by such member with respect to claims by any third parties arising out of or relating to the performance of such member’s duties as the Shareholder Representative hereunder.

d.         Reimbursement of Expenses. The Shareholder Representative shall serve without compensation but shall receive reimbursement from, and be severally indemnified by, the Shareholders, pro rata (in proportion to such Shareholder’s share of the total number of shares outstanding as of immediately prior to the Closing, for any and all expenses, charges and liabilities, including, but not limited to, reasonable attorneys’ fees, incurred by the Shareholder Representative in the performance or discharge of his duties pursuant to this Agreement.

13.            Waiver of Conflicts. The Company agrees that, notwithstanding the fact that Fortis LLP (“Fortis”) previously represented the predecessor in interest to Immuno LLC in connection with the transactions contemplated by the Merger Agreement and in other matters, Fortis shall be permitted to undertake (and the Company hereby consents to) the representation of the Shareholder Representative, Shareholders and any of their respective heirs, executors, administrators, affiliates, successors and assigns (collectively “Shareholder Parties”) with regard to any dispute between any one or more of the Shareholder Parties, on the one hand, and the Company and Immuno LLC (as the surviving entity of the merger) on the other hand, with respect to any and all matters (including, without limitation, negotiations, arbitration or litigation) which may arise out of or in connection with this Agreement and the transactions contemplated hereby. In connection with any such representation by Fortis of any one or more of the Shareholder Parties, the Company and Immuno LLC hereby waive any duty of confidentiality or attorney-client privilege which may have heretofore arisen as a result of Fortis’ previous representation of the predecessor in interest of Immuno LLC.

14.           Restoring Discontinued Operations. This Agreement contemplates that the Shareholder Representative Jack A. Syage shall be authorized to organize a legal entity (“NewCo”) to manage the task of restoring the discontinued operations of Immuno LLC to full operational status prior to the Closing, including the proposed engagement of former employees and contractors, the establishment of offices, and such other investment and expense as may be necessary to restore the discontinued operations to reestablish and resume its business as previously conducted.

In the event that the transactions contemplated by this Agreement have not closed within 120 days of the date hereof for the failure of the condition relating to the approval of the Company’s shareholders as set forth in Section 9(a) , the Company will reimburse the Shareholder Representative the for all reasonable and documented expenses incurred and investment made prior to the date of termination in connection with this Agreement and the transactions contemplated hereby, including the expense and investment incurred in the restoration of discontinued operations referenced above.

The Company shall pay such reimbursement to the Shareholder Representative by wire transfer of immediately available funds or by certified check (in accordance with the Shareholder Representative’s written instructions) within five (5) business days following the date of termination pursuant to Section 10.

15.            Miscellaneous.

a.                   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

b.                  Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the choice of law principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives any objection that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

c.                   Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each party to this Agreement will be entitled to specific performance hereunder. Accordingly, the Parties agree that, in addition to any other remedies available to it at law or in equity, any party shall be entitled to seek injunctive relief to enforce the terms of this Agreement.

d.                  Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

e.                   Counterparts/Execution. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by an e-mail which contains an electronic file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic file signature page were an original thereof.

f.                    Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, following the Closing, Immuno LLC and/or the Shareholder Representative shall cooperate with the Lender to file or cause to be filed all necessary UCC filings, if any, related to the transactions contemplated herein.

g.                  Notices. All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, addressed as follows: such address as appears on the books and records of the Company with respect to the Shareholders, and in the case of the Company, the most recent address for notices set forth from time to time as the office of the Company in the Company’s SEC filings and reports. Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

h.                  Expenses. The parties hereto shall pay their own costs and expenses in connection herewith.

i.                    Attorneys’ Fees.  In the event that it should become necessary for any party entitled hereunder to bring suit against any other party to this Agreement for a breach of this Agreement, the parties hereby covenant and agree that the prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs of court incurred in connection with any such dispute.

j.                    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties. No amendment, modification or other change to this Agreement or waiver of any agreement or other obligation of the parties under this Agreement may be made or given unless such amendment, modification or waiver is set forth in writing and is signed by all parties to this Agreement. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

k.                  Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

l.                    Construction.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

m.                 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, whether in electronic transmission in .PDF format or hard copy.

n.                  Acknowledgement and Waiver. The Shareholders hereby acknowledge that Sichenzia Ross Ference Carmel LLP serves as counsel to the Company. Such firm does not represent the Shareholders. The Shareholders have been advised by the foregoing counsel that in connection with this Agreement and the matters described herein, should retain counsel of their choice with respect to this Agreement and the matters herein, and to obtain the advice of other counsel inasmuch as important rights may be involved or affected relative to the matters herein. No presumption against any party to this Agreement shall be asserted as a result of the drafting of or in connection with the drafting and negotiation of this Agreement and ancillary agreements.

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

ENTERO THERAPEUTICS, INC.

By:
Name:	Richard Paolone
Title:	Interim Chief Executive Officer

IMMUNOGENX LLC

By:
Name:	Richard Paolone
Title:	Interim Chief Executive Officer of sole Member

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SHAREHOLDERS:

SHAREHOLDERS:

Schedule A

Details of Shareholders

[See attached]

Schedule 6(d)

Accounts Payable

[See attached]

Exhibit A

Form of Resignation Letter

[See attached]

Exhibit B

Consents

[See attached]